Exhibit 99.1

Seattle Genetics Reports Second Quarter 2015 Financial Results

-Total Second Quarter 2015 Revenues of $77.1 Million, Including Record $55.1 Million in

ADCETRIS® (Brentuximab Vedotin) U.S. and Canada Net Sales-

-ADCETRIS 2015 Net Sales Guidance Increased to a Range of $210 Million to $220 Million-

-Potential ADCETRIS Label Expansion through AETHERA Supplemental Biologics License Application (BLA) Currently Under FDA Priority Review; PDUFA Action Date August 18, 2015-

-Additional Clinical Data from Multiple Pipeline Programs Expected In Next Six to Nine Months, Including SGN-CD33A for Acute Myeloid Leukemia-

-Conference Call Today at 4:30 p.m. ET-

Bothell, WA — July 30, 2015 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the second quarter and six months ended June 30, 2015. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization, regulatory and clinical development accomplishments, progress with other proprietary pipeline programs and antibody-drug conjugate (ADC) and other collaborator updates.

“With record ADCETRIS net sales in the second quarter and a broad ongoing clinical development program comprising four phase 3 trials for a range of CD30-expressing malignancies, we are enthusiastic about the potential to expand ADCETRIS to help patients in need,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “Looking ahead, we are increasing our 2015 ADCETRIS net sales guidance by $10 million to now be in the range of $210 million to $220 million. We anticipate a decision from the FDA on our AETHERA supplemental BLA by August 18th, and are on track to complete enrollment in our phase 3 ECHELON-1 and ALCANZA trials before the end of 2015. In addition, our clinical-stage pipeline is gaining increased visibility with data from multiple programs expected over the course of the next six to nine months, notably SGN-CD33A and SGN-CD19A.”

Recent ADCETRIS Highlights

•	The U.S. Food and Drug Administration (FDA) filed the company’s supplemental BLA for use of ADCETRIS in the AETHERA setting for post-transplant consolidation treatment of Hodgkin lymphoma (HL) patients at high risk of relapse or progression. The FDA granted Priority Review and set a Prescription Drug User Fee Act (PDUFA) target action date of August 18, 2015.

•	Reported data on ADCETRIS in the AETHERA setting, in diffuse large B-cell lymphoma (DLBCL) and in several other HL and non-Hodgkin lymphoma settings at multiple sessions during the American Society of Clinical Oncology (ASCO) 50th Annual Meeting and the 13th International Conference on Malignant Lymphoma (ICML). The data demonstrated the breadth of the ADCETRIS clinical development program and its broad potential in a range of CD30-expressing malignancies.

•	Takeda Pharmaceutical Company Limited (Takeda) continues to receive additional marketing approvals for ADCETRIS, which is now commercially available in 56 countries worldwide.

•	Initiated a phase 2 clinical trial evaluating ADCETRIS in systemic lupus erythematosus (SLE, or lupus), a chronic autoimmune disease.

Recent Pipeline, Collaborator and Other Highlights

•	Entered into a strategic collaboration and license agreement with Unum Therapeutics to develop and commercialize novel antibody-coupled T-cell receptor (ACTR) therapies for cancer. Under the terms of the agreement, Seattle Genetics made an upfront payment of $25 million and an equity investment of $5 million in Unum. The companies will initially develop two ACTR products incorporating Seattle Genetics’ antibodies, and Seattle Genetics has an option to expand the collaboration to include a third ACTR product.

•	Received a milestone payment under a collaboration with AbbVie, triggered by its initiation of a phase 1 trial for an ADC for hematologic malignancies utilizing Seattle Genetics’ technology.

•	Named Sundos Hamza, M.D. as Senior Vice President, Pharmacovigilance and Risk Management. Dr. Hamza was previously Senior Vice President, Drug Safety Risk Management at InterMune and before that she was Executive Medical Director, Safety and Regulatory at Amgen.

Anticipated Upcoming Activities

•	Obtain FDA review decision for use of ADCETRIS in the AETHERA setting for post-transplant consolidation treatment of HL patients at high risk of relapse or progression.

•	Complete enrollment in ADCETRIS phase 3 trials ECHELON-1 and ALCANZA during 2015 and ECHELON-2 during 2016.

•	Initiate a randomized phase 2 trial of Rituxan (rituximab) and bendamustine with or without ADCETRIS for relapsed/refractory CD30-positive DLBCL.

•	Initiate phase 1 / 2 trials of ADCETRIS in combination with Opdivo (nivolumab) in HL and non-Hodgkin lymphoma.

•	Conduct an end of phase 1 meeting with the FDA and seek scientific advice in Europe to determine next steps towards a global registration strategy for SGN-CD33A.

•	Initiate a randomized phase 2 trial of SGN-CD19A in second-line DLBCL.

•	Report clinical data from ADCETRIS and pipeline programs, including SGN-CD33A, SGN-CD19A and SGN-LIV1A.

ADCETRIS is not currently approved for the post-transplant consolidation treatment of HL patients at high risk of relapse or progression, or for use in DLBCL, SLE or non-Hodgkin lymphoma other than systemic anaplastic large cell lymphoma.

Second Quarter and Six Months 2015 Financial Results

Total revenues in the second quarter and six month periods ended June 30, 2015 increased to $77.1 million and $159.3 million, respectively, from $68.3 million and $136.6 million for the same periods in 2014. ADCETRIS sales in the second quarter were $55.1 million, compared to $44.8 million for the second quarter of 2014. For the year-to-date, ADCETRIS sales were $104.0 million, compared to $83.5 for the year-to-date period in 2014, an increase of 25 percent. Second quarter 2015 revenues also included royalty revenues driven by international sales of ADCETRIS by Takeda of $7.6 million, compared to $7.3 million in the second quarter of 2014. For the year-to-date in 2015, royalty revenues were $18.7 million, compared to $20.0 million for the first six months of 2014. First quarter 2014 royalty revenues included a $5 million sales milestone payment from Takeda. In addition, revenues included amounts earned under the company’s ADCETRIS and ADC collaborations totaling $14.4 million in the second quarter and $36.6 million for the first six months of 2015, compared to $16.2 million and $33.1 million for the same periods in 2014.

Total costs and expenses for the second quarter of 2014 were $124.7 million, compared to $86.0 million for the second quarter of 2014. For the first six months of 2015, total costs and expenses were $228.6 million, compared to $170.6 million in the first six months of 2014. The increase in 2015 costs and expenses was primarily driven by the $25.0 million upfront payment to Unum and investment in Seattle Genetics’ pipeline programs.

Non-cash, share-based compensation cost for the first six months of 2015 was $17.6 million, compared to $18.7 million for the first six months of 2014.

Net loss for the second quarter of 2015 was $47.5 million, or $0.38 per share, compared to a net loss of $17.6 million, or $0.14 per share, for the second quarter of 2014. For the six months ended June 30, 2015, net loss was $69.2 million, or $0.55 per share, compared to a net loss of $33.9 million, or $0.28 per share, for the same period in 2014.

As of June 30, 2015, Seattle Genetics had $249.5 million in cash, cash equivalents and investments, compared to $313.4 million as of December 31, 2014.

2015 Financial Outlook

Seattle Genetics anticipates that 2015 revenues from ADCETRIS net product sales in the U.S. and Canada will be slightly higher than previously anticipated, and are now expected to be in the range of $210 million to $220 million. The company also now anticipates that 2015 research and development expenses will be in the range of $275 million to $300 million, primarily due to the $25 million upfront payment under the recent collaboration with Unum Therapeutics.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling 888-632-3384 (domestic) or 785-424-1675 (international). The conference ID is 7873635. A replay of the discussion will be available beginning at approximately 4:30 p.m. PT today from Seattle Genetics’ website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 7873635. The telephone replay will be available until 5:00 p.m. PT on Monday, August 3, 2015.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of innovative antibody-based therapies for the treatment of cancer. Seattle Genetics is leading the field in developing antibody-drug conjugates (ADCs), a technology designed to harness the targeting ability of antibodies to deliver cell-killing agents directly to target cells. The company’s lead product, ADCETRIS® (brentuximab vedotin) is a CD30-targeted ADC that, in collaboration with Takeda Pharmaceutical Company Limited, is commercially available for two indications in more than 55 countries, including the U.S., Canada, Japan and members of the European Union. Additionally, ADCETRIS is being evaluated broadly in more than 30 ongoing clinical trials in

CD30-expressing malignancies. Seattle Genetics is also advancing a robust pipeline of clinical-stage programs, including SGN-CD19A, SGN-CD33A, SGN-LIV1A, SGN-CD70A, ASG-22ME, ASG-15ME and SEA-CD40. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including AbbVie, Agensys (an affiliate of Astellas), Bayer, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for 2015 ADCETRIS net sales and 2015 research and development expenses, upcoming clinical activities, including enrollment completion and data availability from ongoing clinical trials and the timing thereof, and the initiation of future clinical trials, the potential approval by the FDA of the company’s supplemental BLA for ADCETRIS in the AETHERA treatment setting and the timing of the approval decision by the FDA, the opportunities for, and the therapeutic and commercial potential of, ADCETRIS and the company’s product candidates, as well as other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risk that sales of ADCETRIS and our research and development expenses may not meet or exceed our guidance or otherwise be as we expect, including, with respect to the company’s 2015 ADCETRIS net sales guidance, that ADCETRIS may not be approved by the FDA in the AETHERA treatment setting in a timely manner or at all, which could negatively impact anticipated ADCETRIS net sales, as well as other risks related to future opportunities and plans, including the uncertainty of expected future financial performance and results. We may also be delayed in our planned clinical trial initiations, the enrollment in and conduct of our clinical trials, and obtaining data from clinical trials, in each case for a variety of reasons, including the difficulty and uncertainty of pharmaceutical product development. We may also be unable to expand ADCETRIS’ labeled indications, including for use in the AETHERA treatment setting, or complete the development of, and obtain regulatory approval for, our product candidates, each of which are in relatively early stages of development. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2015	December 31, 2014
Assets
Cash, cash equivalents and short term investments	$249,536	$313,413
Other assets	158,279	145,552

Total assets	$407,815	$458,965

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$86,015	$77,681
Deferred revenue and long-term liabilities	142,182	170,450
Stockholders’ equity	179,618	210,834

Total liabilities and stockholders’ equity	$407,815	$458,965

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Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenues
Net product sales	$55,095	$44,782	$103,981	$83,498
Collaboration and license agreement revenues	14,386	16,192	36,607	33,074
Royalty Revenues	7,615	7,334	18,665	20,007

Total revenues	77,096	68,308	159,253	136,579

Costs and expenses
Cost of sales	5,940	4,088	11,150	7,752
Cost of royalty revenues	2,639	2,644	5,813	5,108
Research and development	85,737	53,694	149,132	108,190
Selling, general and administrative	30,343	25,525	62,464	49,543

Total costs and expenses	124,659	85,951	228,559	170,593

Loss from operations	(47,563)	(17,643)	(69,306)	(34,014)
Investment and other income, net	61	53	114	123

Net loss	$(47,502)	$(17,590)	$(69,192)	$(33,891)

Basic and diluted net loss per share	$(0.38)	$(0.14)	$(0.55)	$(0.28)

Weighted-average shares used in computing basic and diluted net loss per share	125,064	123,209	124,690	123,053

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